                                                                  EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT



                 AGREEMENT, dated as of May 9, 1997, between DAVID C. THOMPSON, an individual residing at 111 Baywood Drive, Newport Beach, CA 92660 ("Executive"), and CREDENTIAL SERVICES INTERNATIONAL, INC., a Delaware corporation, having its principal place of business at 333 City Boulevard West, 10th Floor, Orange, California 92868 (the "Company").

                              W I T N E S S E T H:

                 WHEREAS, the Company desires to employ Executive as President and Chief Executive Officer and to be assured of its right to his services, on the terms and conditions hereinafter set forth, and Executive desires to become so employed on such terms and conditions;

                 NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                 1. Employment Duties. The Company hereby employs Executive and Executive hereby accepts such employment as President and Chief Executive Officer of the Company, on the terms and subject to the conditions hereinafter set forth. In his capacity as President and Chief Executive Officer of the Company, Executive shall have responsibility for (i) supervising the day to day operations of the Company; (ii) insuring the co-marketing operations on endorsed mailings are done profitably; (iii) focusing the Company on generating free cash flow and EBITDA (as hereinafter defined) in accordance with the budget attached hereto; establishing appropriate profit and loss budgets, controls, monitoring and follow-up for products, departments and methods of marketing; (iv) rationalizing the selling, general and administrative costs of the Company to a justifiable and economically sensible level; (v) increasing the membership base; (vi) improving both the short term and long term prospects of the Company's business; and (vii) such other matters as the Company's Board of Directors ("Board") or Chairman of the Board shall determine from time to time, consistent with Executive's position as President and Chief Executive Officer of the Company. Executive shall report and be responsible to the Chairman of the Board or such other person as may be designated by the Board. Executive shall be based and shall perform his duties at the Company's offices located in Orange, California and shall travel to the extent necessary to perform his duties hereunder. Executive shall devote his full business time and energies to the business and affairs of the Company and shall not accept other employment, perform any services for any other person, firm or corporation or permit any of his personal business or investment affairs to interfere with the performance of his duties hereunder. Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company as reasonably may be required by the Company in connection with any legal action involving the Company or any of its affiliates. Executive agrees to use his best efforts, skills and abilities to promote and protect the interests of the Company and, faithfully and to the best of his ability,





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
perform his duties hereunder. Executive agrees to serve as a director or officer of any of the Company's subsidiaries or controlled affiliates requesting his services and to perform such services for such subsidiaries or controlled affiliates, consistent with his office, as its board of directors shall request.

                 2.       Term; Termination.

                          (a)     Executive's employment pursuant hereto shall
commence on the date of this Agreement (the "Employment Date") and shall remain in effect, subject to renewal pursuant to subparagraph (b) of this paragraph 2 and to earlier termination pursuant to subparagraph (c) of this paragraph 2, until December 2, 1999 (the "Expiration Date"). The term of employment hereunder, commencing with the Employment Date and including any renewals or extensions hereof, is hereinafter referred to as the "Employment Term."

                          (b)     In addition to the expiration of the
Employment Term as hereinabove provided, this Agreement and Executive's employment by the Company shall terminate on the Date of Termination (as hereinafter defined) as follows:

                                  (i)  automatically upon Executive's death;

                                  (ii)  at the Company's option if, as a result
of Executive's incapacity due to physical or mental illness, he is unable to perform the duties of his employment hereunder for a continuous period of sixty
(60) days or an aggregate of ninety (90) days in any one hundred eighty (180) day period (each such period being hereinafter referred to as a "Disability Period");

                                  (iii)  at the Company's option at any time
for Cause. "Cause" shall be defined to mean (A) the commission by Executive of any felony, (B) the commission by Executive of any crime involving dishonesty,
(C) the engagement by Executive in any act of fraud, misappropriation or misfeasance, (D) the engagement by Executive in any activity constituting a material breach of paragraphs 9, 10 or 11 of this Agreement or other material breach by Executive of any provision of this Agreement, (E) Executive's failure to carry out the reasonable written directives of the Board or Chief Operating Officer (consistent with the provisions of this Agreement) or his repeated non-attentiveness to or repeated failure to carry out his duties under this Agreement, (F) the engagement by Executive in any transaction with the Company involving a conflict of interest or self-dealing, without the prior written consent of the Board, or (H) the engagement by Executive in conduct materially adverse to the interests of the Company; provided, however, that the Company shall not be deemed to have Cause pursuant to clause (iii)(E) unless the Company gives Executive written notice that the specified conduct has occurred and, if such conduct can be cured, Executive fails to cure the conduct within thirty (30) days after receipt of such notice. Termination of Executive for Cause shall be communicated by delivery to Executive of a notice specifying the conduct or event constituting Cause, including, with respect to conduct described in clause (iii)(E) which Executive can cure, that Executive failed to cure such conduct during the thirty-day period following the date on which the Company gave Executive written notice thereof.





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
                                  (iv)  at the Company's option at any time
without Cause; and

                                  (v)  at the Company's option at any time
after any fiscal period in which the Company's (A) net revenues and EBITDA (as hereinafter defined) as reflected on the Company's internally prepared financial statements or (B) total membership as reflected on the Company's books and records, do not exceed the amounts listed on Schedule A.

                          (c)     Any termination by the Company pursuant to
subparagraph (b) shall be communicated to Executive by a Notice of Termination. "Notice of Termination" shall mean a written notice indicating the specific provision of this Agreement upon which such termination is based and, in the case of a termination pursuant to subparagraph (b)(iii), setting forth in reasonable detail the facts and circumstances giving rise to such termination.

                          (d)     As appropriate under the circumstances, "Date
of Termination" shall mean, as applicable: (A) the date of Executive's death;
(B) thirty (30) days after a Notice of Termination is given to Executive if Executive's employment is terminated pursuant to subparagraph (b)(ii) above; or
(C) the date specified in the Notice of Termination if Executive's employment is terminated by the Company pursuant to subparagraph (b)(iii), (b)(iv) or
(b)(v) above.

                 3.       Compensation.

                          (a)     The Company shall pay Executive an annual
base salary ("Base Salary") during the Employment Term of $180,000 payable in equal installments in accordance with the Company's regular payroll practices for executive level employees, as determined from time to time by the Board, but in no event less frequently than monthly. The Company shall also pay Executive an annual bonus in an amount equal to $25,000 (the "Bonus") within thirty (30) days after the Accountants (as hereinafter defined) issue and deliver their report with respect to the audited financial statements of the Company for such year. In addition, the Company shall pay Executive an annual special bonus as provided in paragraph 3(b) (the "Special Bonus"). The Company and the Executive have agreed to an equity package for Executive as provided in the Restated and Amended Agreement of Limited Partnership of CIS Acquisition Partners dated as of May 9, 1997.

                          (b)     As long as no Adverse Event (as hereinafter
defined) has occurred and is continuing or would occur as a result of the payment of the Special Bonus to Executive, Executive shall be entitled to payment of a Special Bonus equal to that percentage of the Bonus Pool (as hereinafter defined) to be determined by the Board in the Board's sole discretion. The "Bonus Pool" shall be an amount determined by the Board in the Board's sole discretion, based upon attainment of business goals.

                          (c)     Any amount payable to Executive on account of
the Special Bonus for any year during the Employment Term will be paid to Executive by the Company within thirty (30) days after the Company's regular independent accountants (the "Accountants") issue and deliver to the Company their report with respect to the audited financial statements of the Company for such year. In the event the Special Bonus is not paid to Executive because an

Adverse Event has occurred or would occur as a result of the payment of the Special Bonus, the Special Bonus shall be paid to Executive on the earliest date on which the Adverse Event has been cured and would not occur as a result of the payment of the Special Bonus.

                          (d)     For purposes of this Agreement, the following
terms shall have the following meanings:

                                  (i)  "Adverse Event" shall mean:  (x) the
failure of the Company to pay any installment of principal or interest when due under any Loan Document (as hereinafter defined); or (y) the occurrence of any event which constitutes, or which, with the giving of notice or the passage of time will constitute, a default or an event of default under any Loan Document and with respect to which the lender under such Loan Document has declared an event of default.

                                  (ii)  "Loan Document" shall mean any
agreement, instrument or document executed and delivered by the Company in connection with its borrowing of funds from, or evidencing the Company's obligation to pay moneys to, IBJ Schroder Bank & Trust Company ("IBJ"), TRW Inc. ("TRW") or any affiliate of IBJ or TRW (or any institution which hereafter refinances all or any portion of the Company's indebtedness to any of such lenders), as any such agreement, instrument or document may be amended or supplemented from time to time.

                 4.       Compensation Upon Termination and During Disability.

                          (a)     If Executive's employment shall be terminated
by his death, the Company shall pay to his estate Executive's unpaid Base Salary for the period through the Date of Termination from the Company's regular payroll. In addition, the Company shall pay to the Executive's estate any Bonus and Special Bonus earned prior to the Date of Termination to which the Executive is unconditionally entitled to be paid at the time that any such Bonus or Special Bonus is required to be paid under the terms of this Agreement, so long as no Adverse Event has occurred and is continuing or would occur as a result of the payment thereof.

                          (b)     In the event of the Executive's physical or
mental disability, the Company shall continue to pay the Executive his Base Salary during the Disability Period. If the Executive is unconditionally entitled to any Bonus and Special Bonus earned prior to the end of the Disability Period, the Company shall pay such Bonus and Special Bonus to the Executive at the time that such Bonus and Special Bonus is required to be paid under the terms of this Agreement, so long as no Adverse Event has occurred and is continuing or would occur as a result of the payment thereof. If the Company terminates the Executive following the Disability Period, the Company shall pay the Executive his Base Salary for the period from the Company's regular payroll through the Date of Termination. The Company shall also pay the Executive any Bonus and Special Bonus earned prior to the Date of Termination to which the Executive is unconditionally entitled to be paid, at the time that any such Bonus and Special Bonus is entitled to be paid under the terms of this Agreement, so long as no Adverse Event has occurred and is continuing or would occur as a result of the payment thereof.

                          (c)     If Executive's employment shall be terminated
for Cause, the Company shall continue to pay Executive his Base Salary through the Date of Termination. The Company shall have no obligation to pay Executive any Bonus and Special Bonus or any portion of any Bonus and Special Bonus in the event Executive's employment is terminated for Cause.

                          (d)     If Executive's employment is terminated by
the Company without Cause pursuant to paragraph 2(b)(iv) hereof, the Company shall continue to pay Executive, at the rate provided in paragraph 3(a) hereof, an amount equal to his Base Salary for the lesser of twelve (12) months or the remainder of the Employment Term. In addition, for the period from the Date of Termination until the earlier of the Expiration Date or the date twelve (12) months after the Date of Termination, the Company shall provide Executive, at the Company's expense, medical insurance coverage for the Executive and Executive's family substantially equivalent to the medical insurance coverage provided by the Company to Executive immediately prior to the Date of Termination. The Company shall also pay the Executive any Bonus and Special Bonus earned prior to the Date of Termination to which the Executive is unconditionally entitled to be paid, at the time that any such Bonus and Special Bonus are required to be paid under the terms of this Agreement, so long as no Adverse Event has occurred and is continuing or would occur as a result of the payment thereof. The Company shall provide reasonable outplacement services for Executive at the Company's reasonable expense for a period of twelve (12) months following the Date of Termination. In the event of the termination of this Agreement by the Company without Cause pursuant to paragraph 2(b)(iv) hereof, the amounts to be paid to Executive pursuant to this paragraph 4(d) shall constitute liquidated damages and shall be the exclusive remedy of the Executive.

                          (e)     Unless otherwise agreed by the Company and
Executive, all payments made to Executive (or his estate, as applicable) pursuant to this paragraph 4, whether during the Disability Period or after the Date of Termination, shall be made in the amounts, at the times and subject to the terms and conditions otherwise applicable to payments to Executive pursuant to paragraph 3 hereof, as if such payments were made to Executive during the Employment Term.

                 5. Reimbursement of Expenses. In addition to the compensation and benefits provided to Executive pursuant to other provisions of this Agreement, the Company will reimburse Executive in a manner consistent with established policies of the Company for reasonable out-of pocket expenses actually incurred or paid by him in the performance of his services hereunder, subject to presentation of expense statements, receipts, vouchers or other supporting information as the Company may reasonably require.

                 6. Other Benefits. In addition to the compensation and benefits provided to Executive pursuant to other provisions of this Agreement, during the Employment Term, Executive shall be entitled to the following:

                          (a)     participation in and receipt of benefits
under: (i) any retirement plan or arrangement for the benefit of executive employees of the Company; and (ii) any health or other insurance plan or arrangement for the benefit of executive employees of the Company;





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
all on terms no less favorable than those offered to other executive level employees of the Company, to the extent that Executive is otherwise eligible to participate or receive benefits under any such plan or arrangement, and

                          (b)     a number of paid vacation days, sick days and
personal days which are provided to other executive level employees of the Company, but in no event shall the number of paid vacation days in any year of the Employment Term exceed twenty (20).

                 7. Other Agreements. Executive represents and warrants to the Company that he is not a party to any agreement, written or oral, and is not bound by the terms of any written or oral agreement to which he is not a party which prohibits him from performing his duties under this agreement or of serving the Company in any other capacity. Executive agrees to indemnify the Company and shall hold the Company harmless from and against any liability, loss, cost or expense, including reasonable attorneys fees and expenses, incurred by the Company by reason of the inaccuracy of the representations and warranties made by Executive in this paragraph 7.

                 8. Life Insurance. Executive agrees that, if requested by the Company, he will cooperate with the Company to obtain a policy or policies of life insurance on his life in such amount(s) as the Company may determine, including submitting to any appropriate medical examinations and completing and executing any appropriate application(s) or similar form(s). Any such policy or policies shall be for the benefit of the Company and the Company shall pay all premiums thereunder.

                 9. Inventions, Etc. Executive agrees to promptly disclose in writing to the Company all ideas, formulae, programs, systems, devices, processes, business concepts, discoveries and inventions (hereinafter referred to collectively as "Discoveries"), whether or not patentable, which he, while employed hereunder, conceives, makes, develops, acquires or reduces to practice, whether alone or with others and whether during or after usual working hours, and which are related to the Company's business or interest, or are used or usable by the Company, or arise out of or in connection with the duties performed by Executive hereunder. Executive hereby transfers and assigns to the Company all right, title and interest in and to all Discoveries, including any and all domestic and foreign patent rights therein and any renewals thereof. On request of the Company, Executive shall from time to time during or after the expiration or termination of his employment by the Company, execute such further reasonable instruments (including, without limitation, applications for letters patent and assignments thereof) and do all such other reasonable and legal acts and things as may be deemed necessary or desirable by the Company to protect and/or enforce its rights in respect of Discoveries.
All expenses of filing or prosecuting any patent application shall be borne by the Company, but Executive shall cooperate in filing and/or prosecuting any such application. Executive shall receive no additional compensation for the performance of his obligations hereunder, except as may be agreed to by the Company.

                 10. Covenant Regarding Confidentiality. All information about the business and affairs of the Company which is not generally available to the public or disclosed by the Company and any information about the Company which becomes generally available to the





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public as a result of a breach by any person of any confidentiality obligation to the Company (including, without limitation, its secrets and information about its business, financial condition and performance, prospects, products, technology, know-how, merchandising and advertising programs and plans, and the names of its suppliers, customers and lenders and the nature of its dealings with them) constitute "Company Confidential Information." Executive acknowledges that he will have access to, and knowledge of, Company Confidential Information, and that improper use or revelation of same by Executive, whether during or after the termination of his employment by the Company, could cause serious injury to the business of the Company. Accordingly, Executive agrees that, except as required to perform his duties under this Agreement, or as required by law, he will forever keep secret and inviolate all Company Confidential Information which shall come into his possession, and he will not disclose the same to any other person or organization for so long as such Company Confidential Information is not generally known by, or accessible to, the public. Executive further agrees that he will not use any Company Confidential Information for his own benefit or directly or indirectly for the benefit of any person or organization other than the Company and its affiliates.

                 11.      Covenant Not to Compete.

                          (a)     During the Employment Term and for a period
of eighteen (18) months thereafter (whether his employment shall have ended by reason of the expiration of this Agreement or otherwise), Executive will not:
(i) directly or indirectly, as owner, stockholder, investor, partner, director, officer, employee, consultant, lender, or otherwise, engage or become interested in any business, trade or occupation in the Restricted Territory (as hereinafter defined) which sells products or provides services similar to or competitive with any business of the Company, as conducted at or within one (1) year prior to the date of termination of his employment; (ii) directly or indirectly hire or endeavor to recruit or hire for any purpose any person who is (or was during the six (6) period [sic] immediately preceding such attempted hiring or recruitment) employed by the Company or otherwise induce or attempt to induce any then current employee of the Company to terminate such employment, or (iii) solicit or attempt to solicit for any business any customer of the Company which conducted business with the Company at any time during the one (1) year period immediately preceding such solicitation or otherwise induce or attempt to induce any customer, supplier or lender of the Company to diminish or terminate such business relationship; provided, however, that the ownership by Executive of not more than five percent (5%) of any class of outstanding securities of an issuer listed on a national securities exchange or regularly traded in the over-the counter market shall nor constitute a violation of this paragraph 11(a); and further provided, however, in the event this Agreement is terminated by the Company without Cause the prohibition in subparagraph 11(a)(i) shall not survive beyond the Date of Termination. The "Restricted Territory" shall mean anywhere in the counties of Orange, California, Dallas, Texas, Fort Worth, Texas, any other locations in the States of California or Texas or other location in the United States of America and any other region, county, city or locality therein where the Company is currently transacting, or during the past five (5) years, has been transacting business. The parties agree and intend that the covenants contained in this paragraph 11(a) shall be construed as a series of separate covenants, one for each applicable county, state or country. Except for geographic coverage, each such separate covenant shall be deemed identical in terms.





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
                          (b)     Executive acknowledges that the operation and
conduct of the business of the Company is special and unique and involves the use of trade secrets and confidential information and that during the period of his employment hereunder, Executive will acquire special knowledge and/or skill that he could effectively utilize in competition with the Company. Executive further acknowledges that the provisions of paragraphs 9, 10 and 11 hereof are essential to the goodwill and profitability of the Company and have provided substantial inducement to the Company's agreement to execute and consummate this Agreement, and that the application or operation thereof shall not involve a substantial hardship upon his future business or livelihood. Executive agrees that remedies at law for any breach by him of the covenants contained in paragraphs 9, 10 and 11 hereof will be inadequate, and that in the event of a violation of the covenants therein, in addition to any and all legal and equitable remedies which may be available to the Company, the said covenants may be enforced by an injunction in a suit in equity, without the necessity of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit and without notice. Should any court determine that any of the separate covenants of this paragraph 11 shall be unenforceable in respect of geographic area, then such covenant shall be deemed eliminated for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If any other provision of paragraphs 9, 10 and 11 shall be deemed by an appropriate court to be unenforceable for any reason, then such court shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide the Company, to the fullest extent permitted by applicable law, the benefits intended by paragraphs 9, 10 and 11 hereof. Executive acknowledges that the covenants contained in this paragraph 11 are intended by the parties to be in addition to and not in lieu of or in limitation of any other agreement or covenant between Executive and the Company. Each of the provisions of paragraphs 9, 10 and 11 hereof shall survive the termination of this Agreement and the termination of Executive's employment by the Company.

                 12.      Fee, Expenses and Indemnification.

                          (a)     Each party hereto shall pay all reasonable
legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the other party hereto as a result of the other party's seeking to obtain or enforce any right or benefit provided by this Agreement, provided the other party substantially prevails in the proceeding.

                          (b)     Notwithstanding any other provision of this
Agreement to the contrary, the Company agrees that during the term of Executive's employment with the Company and subsequent to the occurrence of a termination of Executive's employment, it shall indemnify Executive and hold Executive harmless if Executive is made or threatened to be made a party to any action or proceeding by reason of the fact Executive was an employee of the Company against expenses, including attorney's and paralegals' fees, judgments, fines and amounts paid in settlement, in each case to the extent actually and reasonably incurred as a result of such action or proceeding, or any appeal thereof; provided that Executive shall not be entitled to indemnification hereunder unless Executive acted in good faith and in a manner that Executive reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that Executive's conduct was unlawful. The Company may, at its election, pay in advance any





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
expenses, including attorneys' and paralegals' fees, actually and reasonably incurred by Executive in defending any action or proceeding, or any appeal thereof, upon receipt of Executive's undertaking to repay such amounts if it is ultimately determined that Executive is not entitled to be indemnified by the Company as authorized under this Section 12(b).

                 13. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by facsimile (followed by first class U.S. mail), or three days after mailing if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notice of changes of address shall be effective upon receipt):

                          If to the Company:

                          Credentials Services International, Inc.
                          333 City Boulevard West, 10th Floor,
                          Orange, California 92868
                          Attention: Chief Executive Officer
                          Telecopy No.: (714) 704-6503

                          with a copy to:

                          Lincolnshire Management, Inc.
                          780 Third Avenue
                          New York New York 10017
                          Attention: T.J. Maloney
                          Telecopy No.: (212) 755-5457

                          and to:

                          Maloney, Mehlman & Katz
                          405 Lexington Avenue
                          New York, New York 10174
                          Attn: Barry T. Mehlman, Esq.
                          Telecopy No.: (212) 972-0220

                 If to Executive, to him at his address set forth in the introductory paragraph of this Agreement.

                 14.      General.

                          (a)     This Agreement shall be governed by and
construed and enforced in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such state (without regard to principles of conflicts of law of California or of any other jurisdictions).





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
                          (b)     The section headings contained herein are for
reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                          (c)     This Agreement sets forth the entire
agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

                          (d)     This Agreement and the benefits hereunder are
personal to the Company and are not assignable or transferable, nor may the services to be performed hereunder be assigned by the Company to any person, firm or corporation; provided, however, that this Agreement and the benefits hereunder may be assigned by the Company to any corporation acquiring all or substantially all of the assets or stock of the Company or to any corporation into which the Company may be merged or consolidated.

                          (e)     All references in this Agreement to amounts
to be paid or benefits to be provided to or on behalf of Executive are to the gross amounts thereof which are due hereunder. Except as otherwise provided herein, the Company shall have the right to deduct therefrom or collect from Executive all sums which may be required to be deducted or withheld under any provision of law, including, but not limited to, social security payments, income tax withholding, any other deduction required by law and any interest, penalties or additions to tax imposed with respect thereto.

                          (f)     This Agreement may be amended, modified,
superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                          (g)     This Agreement may be executed in
counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

                          (h)     Subject to the provisions of paragraph 11
hereof, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any partner. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the





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
original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                   * * * * *


                                        CREDENTIALS SERVICES
                                        INTERNATIONAL, INC.


                                        By:   /s/ Thomas J. Maloney
                                            -------------------------------
                                        Name:  Thomas J. Maloney
                                        Title: Chairman


                                        /s/ David C. Thompson
                                        -----------------------------------
                                            DAVID C. THOMPSON





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
                                   SCHEDULE A


                                                                                               Total
      Date                             New Revenues                  EBITDA                Memberships*
      ----                             ------------                  ------                -----------
Total Fiscal Year 1997                  $52,695,000                $9,700,000               $1,401,000

Six Months Ended
March 31, 1998                          $35,469,000                $7,552,000                1,730,000

Total Fiscal Year 1998                  $77,445,000               $19,827,000                2,035,000





__________________________________

* Can include multi-year memberships (not to exceed three (3) years) provided the percentage of multi-year memberships to total memberships does not exceed that specified in applicable debt covenants with respect to which the Company is a party. The Company will not sell lifetime memberships unless approved by the Board of Directors.